Exhibit 5.01

TELEPHONE: (801) 531-7090	HOWARD S. LANDA
FAX: (801) 531-7091	1948-2013

July 11, 2014

Board of Directors

FX Energy, Inc.

3006 Highland Drive, Suite 206

Salt Lake City, Utah  84106

Re:          FX Energy, Inc.

Series B Cumulative Convertible Preferred Stock

Gentlemen:

We have been engaged by FX Energy, Inc. (the “Company”), to render our opinion respecting the legality of up to 920,000 shares (the “Shares”) of the Company’s Series B Cumulative Convertible Preferred Stock, par value $0.001 (the “Series B Preferred Stock”), to be offered and sold pursuant to the Registration Statement on Form S-3 (No. 333-182288) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 22, 2012, and declared effective by the SEC on August 1 2012, as supplemented by the prospectus supplement and accompanying prospectus relating to the sale of the Shares as filed with the SEC (collectively, the “Prospectus”), together with the shares of common stock that may be issued on the conversion of the Series B Preferred Stock.

In connection with this engagement, we have examined the following:

(1)           the Company’s Articles of Incorporation, as amended as of the date hereof, including the Amendment to the Articles of Incorporation Designating Rights, Privileges, and Preferences of the Series B Cumulative Convertible Preferred Stock (“Designation”);

(2)           the Company’s Bylaws, as amended as of the date hereof;

(3)           the Registration Statement and Prospectus;

(4)           minutes of the Company’s board of directors or written consents of the Company’s board of directors in lieu thereof.

We have examined such other corporate records and documents and have made such other examination as we deemed relevant.  In rendering this opinion, we have assumed: (i) the genuineness of all signatures on all documents not executed in our presence; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies; and (iv) the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct, and complete.  None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as it relates to the opinion below.

KRUSE LANDA MAYCOCK & RICKS, LLC

Board of Directors

FX Energy, Inc.

July 11, 2014

Based upon and subject to the foregoing, it is our opinion that:

(1)           the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid, and nonassessable under Nevada law; and

(2)           the shares of the Company’s common stock, par value $0.001, issuable upon conversion of the Series B Preferred Stock in accordance with the Designation, if any, will be validly issued, fully paid, and nonassessable under Nevada law.

This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein.  This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Sincerely,

/s/ Kruse Landa Maycock & Ricks, LLC

KRUSE LANDA MAYCOCK & RICKS, LLC
KLMR/JRK/vs